EXHIBIT 10.3

March 9, 2012

William Stern

Dear William:

I am pleased to congratulate you on your compensation change as approved on February 13, 2012 based on your continuing role as General Counsel for Ancestry.com Inc. (the “Company”), based in our Corporate office in Provo, Utah, reporting to the Chief Operating Officer / Chief Financial Officer. In recognition of this role, we propose the following adjustment to your compensation.

Salary:	$250,000 annualized, payable semi-monthly according to normal company payroll policy. This salary increase will be effective retroactive to January 1, 2012.

Bonus:	A target of 50% of salary based upon company and individual performance goals per the terms and conditions of the Company’s Performance Incentive Program.

Other than the salary adjustment indicated above, this letter does not change any terms or conditions of your employment arrangement as addressed in the June 2009 letter and the July 2010 amendment.

Please signify your acceptance of these adjustments to your compensation package by signing below and by signing and returning the attached Agreement to Protect Company Property.

If you have any additional questions, please feel free to contact me at (801) 705-7000.

Sincerely,

/s/ Tim Sullivan

Tim Sullivan CEO	/s/ William Stern
Ancestry.com Inc.	William Stern